NEWS COMMUNICATIONS, INC.
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                                   EXHIBIT 11
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

                                                       November 30,
                                                       ------------
                                                1 9 9 4            1 9 9 3
                                                -------            -------
                                               [Restated]
Fully Diluted:
   Average Shares Outstanding Disregarding
   Dilutive Convertible Preferred Stock         7,580,203          6,232,630

Assuming  Conversion  at  beginning  of
Year of:
     10% Convertible Preferred Stock               57,600             59,400
     8% Convertible Preferred Stock               103,333            103,333
     12% Convertible Preferred Stock               95,238             95,238
                                                   ------             ------
Shares Outstanding                              7,836,374          6,490,601
                                                =========          =========
 Income [Loss] Available to Common
   Stockholders for Fully Diluted
   Calculations                              $ (1,019,244)        $  191,269
                                               ==========            =======

Per Share Amount:
   Net Income [Loss]                               $ (.13)             $ .03
                                                     ====                ===

This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although it is contrary to para 48 of APB No. 15 because it produces an antidilutive result.


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